Exhibit 99.1

[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
November XX, 2008
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
$0.02 PER SHARE IMPROVEMENT IN QUARTERLY RESULTS

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today reported results for the third quarter and nine months ended September 30, 2008.

The Company experienced an improvement of $0.02 per share (diluted) as its seasonal net loss decreased $158,000 for the quarter ended September 30, 2008 when compared to the same period in 2007.  Net loss for the third quarter was $198,000, or $0.03 per share (diluted), compared to a net loss of $356,000, or $0.05 per share (diluted), for the third quarter in 2007.  The Company’s Delmarva natural gas distribution and propane distribution operations typically experience seasonal losses or reduced earnings during the third quarter, because heating customers do not require gas in the summer months.  The improvement in the period-over-period results for the quarter principally reflect the continued growth of our natural gas business, favorable results in rate proceedings, and lower than normal temperatures on the Delmarva Peninsula; cumulatively, these developments overcame lower sales volumes and margin per gallon for the quarter in our propane business.

For the first nine months of 2008, net income increased by $78,000 compared to the same period in 2007, despite taking a one-time charge of $1.2 million in the second quarter of 2008 for an unconsummated acquisition.  Net income for the first nine months of 2008 was $9.2 million compared to net income of $9.1 million in 2007.  Earnings per share (diluted) remained unchanged at $1.34 in the first nine months of 2008.  Absent the charge for the unconsummated acquisition, the Company estimates that net income would have increased by $835,000 in the first nine months of 2008 to $10.0 million, or $1.44 per share (diluted), compared to the same period in 2007.  The period-over-period results reflect increased gross margin for the natural gas segment driven primarily by continued growth, increased interruptible services revenue, and results of rate proceedings, partially offset by warmer weather on the Delmarva Peninsula and, for the propane segment, lower non-weather-related sales volumes and margin per gallon.

Highlights during the quarter included:

•	Customer growth and enhancements in supply management techniques by the Company’s natural gas marketing operation provided for a period-over-period increase of 198 percent in its gross margin.

•
The Delmarva natural gas distribution operations continued to experience strong period-over-period customer growth with a five-percent increase in residential customers over the third quarter of 2007, despite the slowdown in the new housing market.

•
Gross margin for the Company’s interstate natural gas transmission operation increased by approximately $316,000 over the third quarter of 2007, reflecting additional firm transportation commitments under long-term contracts that commenced in November 2007.

•
Lower depreciation allowances and lower asset removal cost allowances approved in rate proceedings for the Company’s Delmarva natural gas distribution operations, contributed to the period-over-period decrease in depreciation expense and asset removal costs of $22,000 and $319,000, respectively, in the third quarter of 2008.

•
Increased market opportunities that arose in the third quarter of 2008, due to price volatility in the propane wholesale market, provided for a 41% increase in gross margin for our propane wholesale and marketing operation.

•
The valuation of the Company’s propane inventory at current market prices resulted in lower gross margin during the third quarter of 2008 compared to the same period in 2007.  Additionally, the Company recognized a charge of $475,000 to cost of sales as a result of marking-to-market the propane swap agreement as of the end of the third quarter of 2008.

“We are pleased with our results for the third quarter, as operating income increased 19 percent, despite the write-down in our propane inventory valuation and the valuation of the price swap agreement,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation.  “Our natural gas businesses overcame these inventory valuation write-downs by generating increased earnings due to continued customer growth and higher earnings from our natural gas marketing operation.”

Discussion of the results for the periods ended September 30, 2008 and 2007 use the term “gross margin,” which is a non-GAAP (Generally Accepted Accounting Principles) financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart.

Comparative results for the quarters ended September 30, 2008 and 2007

Operating income increased by $185,000, or 19 percent, to $1.2 million for the third quarter of 2008, compared to $986,000 for the same period in 2007, as gross margin increased by $456,000, or three percent, compared to the third quarter of 2007.  These increases were due primarily to the Company’s natural gas segment, which experienced continued growth, as well as improved results from the natural gas marketing operation.

Natural Gas Operations

Natural gas operating income for the quarter increased by $820,000, or 39 percent, on gross margin growth of $1.1 million, compared to the third quarter of 2007.  Items contributing to the period-over-period increase in gross margin include:

(in thousands)
Gross margin for the three months ended September 30, 2007	$11,372

Items impacting gross margin for the three months ended September 30, 2008:
Increased transportation services and customer growth	488
Natural gas marketing	481
Weather	123
Decreased interruptible services, net of margin sharing	(138)
Other	165

Gross margin for the three months ended September 30, 2008	$12,491

▪
The natural gas segment benefited from strong customer growth and additional firm transportation services, which added $488,000 to gross margin during the third quarter of 2008 compared to the third quarter of 2007.  This growth was due to an increase in the number of customers for the natural gas distribution operations, which contributed $172,000 to gross margin in the third quarter of 2008.  The natural gas transmission operations experienced growth of $316,000 in gross margin due to additional firm transportation services that began in November 2007.

▪
The natural gas marketing operation experienced an increase of $481,000 in gross margin for the third quarter of 2008 compared to the same period in 2007 due, in part, to a higher number of customers to which it provides supply management services and enhanced gas supply management processes.

▪
The Company estimates that the lower than normal temperatures experienced during the third quarter of 2008 on the Delmarva Peninsula provided an additional $123,000 of gross margin for the Delmarva natural gas distribution operations compared to the same period in 2007.  The colder weather on the Delmarva Peninsula in the third quarter of 2008 resulted in 69 heating degree-days (“HDD”) compared to 25 HDD for the same period in 2007.

▪
Revenue from interruptible services, net of required margin-sharing, decreased by $138,000 in the third quarter of 2008, compared to the same period in 2007, due primarily to the natural gas transmission operation reaching a margin-sharing threshold in the second quarter of 2008, whereas it reached that threshold in the fourth quarter of 2007. Settlements in rate proceedings require the Company to share with its firm service customers ninety percent of interruptible natural gas transmission revenue in excess of the margin-sharing threshold.  For the fourth quarter of 2008, the Company expects its natural gas transmission operation to report a further decrease of approximately $94,000 in interruptible services revenue, compared to the corresponding period in 2007, because the threshold was crossed in the second quarter.

▪
Gross margin from various other factors, including increased customer consumption and an adjustment made in the third quarter of 2007 to the amount reserved for refund by the natural gas transmission operations to represent the settlement rates for its FERC rate proceeding, increased collectively by $165,000.

Other operating expenses for the natural gas segment increased by $300,000, or three percent, for the third quarter of 2008, compared to the third quarter of 2007, largely as a result of costs incurred to support current and future growth of the business, which costs were partially offset by lower depreciation expense and asset removal costs resulting from settlements in the Delmarva operations’ rate proceedings.

Propane Operations

The propane segment’s operating income for the quarter decreased by $690,000, or 48 percent, and gross margin declined by $423,000, compared to the third quarter of 2007. Factors contributing to the period-over-period reduction in gross margin include:

(in thousands)

Gross margin for the three months ended September 30, 2007	$2,540

Items impacting gross margin for the three months ended September 30, 2008:
Price swap agreement	(475)
Lower volumes	(170)
Decreases in margin per retail gallon	(120)
Wholesale marketing and sales	220
Weather	108
Other	14

Gross margin for the three months ended September 30, 2008	$2,117

▪
At September 30, 2008, the propane distribution operation had entered into a price swap agreement to protect the Company from the impact of price increases on the price-cap plan that it offers to customers.  With current market prices of propane dropping below the per-gallon price in the swap agreement, the Company marked the agreement to market, which resulted in an increase to cost of sales of $475,000 during the period.

▪
The Company’s propane distribution operations experienced lower volumes sold during the third quarter of 2008, which resulted in a decrease of $170,000 in gross margin compared to the third quarter of 2007.  Factors contributing to the decrease in gallons sold were customer conservation, the timing of propane deliveries and customer attrition.

▪
Gross margin decreased by $120,000 in the third quarter of 2008, compared to the same period in 2007, because of decreases in the average gross margin per retail gallon.  This decrease was partially attributed to the Company’s write-down of its inventory valuation at quarter end in response to market prices of propane declining below the Company’s inventory price per gallon.

▪	Increased market opportunities that arose in the third quarter of 2008, due to price volatility in the propane wholesale market, added $220,000 in gross margin for the wholesale marketing operation.

▪
The Company estimates that cooler weather contributed $108,000 to gross margin for the Delmarva propane distribution operations in the three months ended September 30, 2008 compared to the same period in 2007.

Operating expenses for the propane unit increased by $267,000, or seven percent, for the third quarter of 2008 compared to the third quarter of 2007.  The higher costs were primarily the result of increased vehicle fuel and maintenance costs, allowance for uncollectible accounts and depreciation expense.

Advanced Information Services

The advanced information services segment’s operating income for the quarter, compared to the same period in 2007, increased by $38,000, or 16 percent, while gross margin decreased by $298,000, or 16 percent, attributed primarily to lower demand for consulting services.  This decrease was more than offset by lower other operating expenses of $336,000 and an increase of product sales in the third quarter of 2008 when compared to the same period in 2007.

Interest Expense

Total interest expense for the third quarter of 2008 decreased by approximately $208,000, or 12 percent, compared to the same period in 2007. The lower interest expense is primarily a result of the following developments:

▪	A decrease of $7.8 million in average outstanding long-term debt in 2008, compared to 2007, resulted in a lower period-over-period interest expense of $140,000; and

▪
Although the Company’s average short-term borrowings had a net increase of approximately $24.3 million during the quarter, interest expense on these short-term borrowings increased by only $22,000 due to interest rates that were three percentage points lower than the same period in 2007 and a higher amount of interest capitalized for new capital investments during the third quarter of 2008.

Comparative results for the nine months ended September 30, 2008 and 2007

Operating income increased by $243,000 to $19.5 million for the first nine months of 2008 compared to $19.3 million for the same period in 2007, and a gross margin increase of $2.4 million, or four percent, was partially offset by a $1.7 million increase in other operating expenses.  The increase in gross margin was driven primarily by continued growth, increased interruptible services revenue, and increased rates for the natural gas segment, partially offset by warmer weather on the Delmarva Peninsula and, for the propane segment, lower non-weather-related sales volumes and margin per gallon.  Contributing to the higher operating expenses in 2008 was a one-time $1.2 million charge associated with an unconsummated acquisition in the second quarter of 2008.

Natural Gas Operations

Natural gas operating income for the first nine months of 2008 increased by $2.4 million, or 15 percent, on gross margin growth of $3.7 million, compared to the same period in 2007.  Items contributing to the period-over-period increase in gross margin include:

(in thousands)
Gross margin for the nine months ended September 30, 2007	$43,348

Items impacting gross margin for the nine months ended September 30, 2008:
Increased transportation services and customer growth	1,923
Natural gas marketing	1,099
Increased interruptible services, net of margin sharing	477
Rate increases	426
Other	104
Weather	(341)

Gross margin for the nine months ended September 30, 2008	$47,036

▪
The natural gas segment benefited from strong customer growth and additional firm transportation services, which added $1.9 million to gross margin during the first nine months of 2008 compared to the first nine months of 2007.  This growth was due, in part, to increases in residential and commercial/industrial customers for the Delmarva natural gas distribution operations, which contributed $667,000 and $226,000, respectively, to gross margin for the first nine months of 2008. The natural gas transmission operation experienced growth of $925,000 in gross margin due to additional firm transportation services that began in November 2007.  An increase in gross margin of $105,000 was generated from new residential and commercial customers served by the Florida natural gas distribution operation.

▪
The natural gas marketing operation experienced an increase of $1.1 million in gross margin for the first nine months of 2008 compared to the same period in 2007 due, in part, to growth in its supply management services, enhanced gas supply management processes, and favorable imbalance resolutions with interstate pipelines.

▪
Interruptible services revenue, net of required margin-sharing, increased $477,000 for the natural gas transmission and Delmarva natural gas distribution operations in the first nine months of 2008 compared to the same period in 2007.  For the fourth quarter of 2008, however, the Company expects its natural gas transmission operation to report a decrease of $94,000 in interruptible services revenue, compared to the corresponding period in 2007, because the operation reached its margin-sharing threshold in the second quarter of 2008; in 2007, it reached the threshold in the fourth quarter. Settlements in rate proceedings require the Company, upon reaching the margin-sharing threshold, to share 80 percent of its interruptible natural gas distribution revenue and 90 percent of its interruptible natural gas transmission revenue with its firm service customers.

▪
Rate increases for the Company’s Delmarva natural gas distribution and its natural gas transmission operation contributed an additional $426,000 to gross margin in the first nine months of 2008 compared to the same period in 2007.  In addition, rate case settlements for these two operations contained lower depreciation allowances and lower asset removal cost allowances, which resulted in lower depreciation of $248,000 and lower operating expenses of $1.2 million for the first nine months of 2008 compared to the same period in 2007.

▪
Partially offsetting these increases in gross margin was the negative impact of warmer weather on the Delmarva Peninsula for the natural gas distribution operations. The Company estimates that weather reduced gross margin by $341,000 in the first nine months of 2008 compared to the same period in 2007, as temperatures on the Delmarva Peninsula were seven percent warmer in 2008.

Other operating expenses for the natural gas segment increased by $1.3 million, or five percent, for the first nine months of 2008 compared to the first nine months of 2007, due primarily to the allocation of $890,000 of the unconsummated acquisition costs and additional expenses to support both current and future growth of the business, which were partially offset by lower depreciation expense, asset removal costs, and regulatory expenses.

Propane Operations

The propane segment’s operating income for the first nine months of 2008 decreased by $2.2 million, or 76 percent, as gross margin declined by $1.5 million, or ten percent, compared to the first nine months of 2007. Factors contributing to the period-over-period reduction in gross margin include:

(in thousands)

Gross margin for the nine months ended September 30, 2007	$15,693

Items impacting gross margin for the nine months ended September 30, 2008:
Lower volumes	(1,289)
Price swap agreement	(475)
Decreases in margin per retail gallon	(345)
Increases in wholesale marketing	390
Increases in miscellaneous fees	116
Other	68

Gross margin for the nine months ended September 30, 2008	$14,158

▪
The Company’s Delmarva propane distribution operation experienced lower volumes sold, due in part to warmer weather, during the first nine months of 2008, which resulted in a decrease of $1.3 million in gross margin for the Delmarva propane distribution operation compared to the first nine months of 2007.  Temperatures on the Delmarva Peninsula were seven percent warmer during the first nine months of 2008 compared to the same period in 2007, which reduced gross margin by $540,000 in 2008.  Factors contributing to the remaining decrease in gallons sold were customer conservation, the timing of propane deliveries and customer attrition.

▪
The propane distribution operation had entered into a price swap agreement during the third quarter of 2008 to protect the Company from the impact of price increases on the price-cap plan that it offers to customers.  With current market prices of propane dropping below the unit price in the swap agreement, the Company marked the agreement to market, which resulted in an increase to cost of sales of $475,000 during the period.

▪
Gross margin decreased by $345,000 in the first nine months of 2008, compared to the same period in 2007, because of decreases in the average gross margin per retail gallon. Gross margin per retail gallon decreased as wholesale prices during the first nine months approached the Company’s average inventory price per gallon.

▪
Increased market opportunities that arose in the first nine months of 2008, due to price volatility in the propane wholesale market, added $390,000 to gross margin for the wholesale marketing operation.

Other operating expenses of the propane unit increased for the first nine months of 2008 by $663,000, or five percent, compared to the first nine months of 2007, due primarily to the allocation of $273,000 of the unconsummated acquisition costs, increased vehicle fuel costs, increased allowance for uncollectible accounts and higher depreciation expense, partially offset by decreases in incentive compensation and propane tank maintenance and recertifications.

Advanced Information Services

Operating income for the advanced information services segment decreased by $15,000 in the first nine months of 2008 compared to the same period in 2007.  Gross margin growth of approximately $54,000, or one percent, was more than offset by higher operating expenses.  Absent the unconsummated acquisition costs of $64,000 allocated to the advanced information segment, operating income for the segment would have increased by $49,000 for the first nine months of 2008 compared to the same period in 2007.  The improved gross margin reflects an increase in product sales, partially offset by lower demand for consulting services

Interest Expense

Total interest expense for the first nine months of 2008 decreased by approximately $420,000, or nine percent, compared to the same period in 2007. The lower interest expense is primarily due to a decrease of $7.9 million in average outstanding long-term debt in 2008 compared to same period in 2007.

Condensed Consolidated Statements of Income
For the Periods Ended September 30, 2008 and 2007
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Third Quarter		Year to Date
	2008	2007	2008	2007
Operating Revenues	$49,698	$41,419	$219,028	$187,448

Operating Expenses
Cost of sales, excluding costs below	33,651	25,827	153,170	123,992
Operations	10,341	10,530	31,853	31,371
Terminated Acquisition Costs	-	-	1,240	-
Maintenance	656	512	1,644	1,657
Depreciation and amortization	2,267	2,145	6,695	6,828
Other taxes	1,613	1,419	4,885	4,303
Total operating expenses	48,528	40,433	199,487	168,151
Operating Income	1,170	986	19,541	19,297
Other income, net of other expenses	(91)	(13)	(11)	278
Interest charges	1,488	1,696	4,470	4,890
Income Before Income Taxes	(409)	(723)	15,060	14,685
Income taxes	(211)	(363)	5,865	5,546
Income from Continuing Operations	(198)	(360)	9,195	9,139
Loss from discontinued
operations, net of income tax benefit	-	4	-	(22)
Net Income (Loss)	$(198)	$(356)	$9,195	$9,117

Weighted Average Shares Outstanding:
Basic	6,816	6,755	6,808	6,733
Diluted	6,818	6,755	6,922	6,846

Earnings Per Share - Basic
From continuing operations	$(0.03)	$(0.05)	$1.35	$1.35
From discontinued operations	-	-	-	-
Net Income (Loss)	$(0.03)	$(0.05)	$1.35	$1.35

Earnings Per Share - Diluted
From continuing operations	$(0.03)	$(0.05)	$1.34	$1.34
From discontinued operations	-	-	-	-
Net Income (Loss)	$(0.03)	$(0.05)	$1.34	$1.34

Supplemental Income Statement Data
For the Periods Ended September 30, 2008 and 2007
Dollars in Thousands
(Unaudited)

	Third Quarter		Year to Date
	2008	2007	2008	2007
Gross Margin (1)
Natural Gas	$12,492	$11,372	$47,035	$43,348
Propane	2,117	2,540	14,158	15,693
Advanced Information Services	1,600	1,898	5,073	5,018
Other	(162)	(218)	(408)	(603)
Total Gross Margin	$16,047	$15,592	$65,858	$63,456

Operating Income
Natural Gas	$2,938	$2,119	$18,144	$15,727
Propane	(2,135)	(1,445)	685	2,883
Advanced Information Services	277	239	452	466
Other	90	73	260	221
Total Operating Income	$1,170	$986	$19,541	$19,297

Heating Degree-Days — Delmarva Peninsula
Actual	69	25	2,772	2,991
10-year average (normal)	55	59	2,855	2,819

 (1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Assets	September 30, 2008	December 31, 2007
Property, Plant and Equipment
Natural gas	$299,399	$289,706
Propane	50,761	48,506
Advanced information services	1,423	1,158
Other plant	10,608	8,568
Total property, plant and equipment	362,191	347,938
Less: Accumulated depreciation and amortization	(98,794)	(92,414)
Plus: Construction work in progress	12,393	4,899
Net property, plant and equipment	275,790	260,423

Investments	1,815	1,909

Current Assets
Cash and cash equivalents	2,619	2,593
Accounts receivable (less allowance for uncollectible accounts of $929 and $952, respectively)	56,136	72,218
Accrued revenue	2,797	5,265
Propane inventory, at average cost	8,900	7,629
Other inventory, at average cost	1,602	1,281
Regulatory assets	1,117	1,575
Storage gas prepayments	11,719	6,042
Income taxes receivable	4,525	1,237
Deferred income taxes	1,234	2,155
Prepaid expenses	11,746	3,497
Mark-to-market energy assets	11,979	7,812
Other current assets	147	148
Total current assets	114,521	111,452

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	168	178
Long-term receivables	576	741
Other regulatory assets	2,720	2,539
Other deferred charges	4,008	3,641
Total deferred charges and other assets	8,146	7,773

Total Assets	$400,272	$381,557

Capitalization and Liabilities	September 30, 2008	December 31, 2007
Capitalization
Stockholders' equity
Common Stock, par value $0.4867 per share (authorized 12,000 shares)	$3,318	$3,298
Additional paid-in capital	66,307	65,592
Retained earnings	54,567	51,538
Accumulated other comprehensive income	(852)	(852)
Deferred compensation obligation	1,530	1,404
Treasury stock	(1,530)	(1,403)
Total stockholders' equity	123,340	119,577

Long-term debt, net of current maturities	63,143	63,255
Total capitalization	186,483	182,832

Current Liabilities
Current portion of long-term debt	6,656	7,656
Short-term borrowing	63,276	45,664
Accounts payable	45,835	54,893
Customer deposits and refunds	8,801	10,037
Accrued interest	1,707	866
Dividends payable	2,079	1,999
Accrued compensation	2,715	3,400
Regulatory liabilities	3,502	6,301
Mark-to-market energy liabilities	11,358	7,739
Other accrued liabilities	5,343	2,501
Total current liabilities	151,272	141,056

Deferred Credits and Other Liabilities
Deferred income taxes	33,976	28,796
Deferred investment tax credits	246	278
Other regulatory liabilities	916	1,136
Environmental liabilities	556	835
Accrued pension costs	2,547	2,513
Accrued asset removal cost	20,398	20,250
Other liabilities	3,878	3,861
Total deferred credits and other liabilities	62,517	57,669

Total Capitalization and Liabilities	$400,272	$381,557

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799